
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               JUN-30-1996
<CASH>                                      10,491,841
<SECURITIES>                                         0
<RECEIVABLES>                                1,088,084
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             133,302,844<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  88,839,759<F2>
<TOTAL-LIABILITY-AND-EQUITY>               133,302,844<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            10,466,355<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             9,568,460
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             805,223
<INCOME-PRETAX>                                 92,672
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                             92,672
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                    92,672
<EPS-PRIMARY>                                      .01<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $98,770,575, net investments in participating mortgage loan of $19,974,382, net deferred expenses of $1,451,814 and other assets of of $1,526,148.
<F2>Represents partners' capital.
<F3>Liabilities include mortgage notes payable of $19,867,618, minority interest of $19,837,961, and accounts payable and other liabilities of $4,757,506.
<F4>Total revenue includes rent of $8,519,008, interest on participating mortgage loan of $1,377,765, interest on short-term investments of $291,119 and other revenue of $278,463.
<F5>Represents net income per Unit of limited partnership interest.

